LDR PTE. LTD.
1004 Toa Payoh North #04-12
Singapore 318995
UEN: 200816882D
GST Reg. No.: 200816882D

Private & Confidential

[Date]

[Name]

Dear [Name]

LETTER OF APPOINTMENT

We are pleased to offer you a new appointment with the following terms and conditions:

1. **Company**: LDR Pte Ltd

2. **Date of Commencement**: [Date]

3. **Designation**: Chief Financial Officer

4. **Monthly Basic Salary**: S$__________.
   a. Progression from this salary level will be dependent upon your performance, assessment of your abilities for further advancement, external and internal business conditions and availability of positions.
   b. Your pay day is on the **last working day of the month**. For Singapore Citizens/Permanent Residents, the Company will make the appropriate employer's and employee CPF contributions**. Note: Salary matters are to be kept STRICTLY CONFIDENTIAL**.
   c. Upon IPO listing, your salary will be revised on recommendation by the compensation board.

5. **Scope of Work**
   The Chief Financial Officer (CFO) reports to the CEO and support the Chief Executive Officer and Board as a steward for financial matters. He oversees the financial activities of the corporation, and both pre and post Initial Public Offering, direct the preparation of financial reports and summaries, and create forecasts predicting future growth.
   Supervisory Responsibilities:
   - Oversees Accounting department, budget preparation, and audit functions.
   - Oversees Investor relations, investments and corporate governance.
   - Oversees internal controls, enterprise risk management and reporting to stock exchanges.
   - Works with other department heads to monitor each department and make recommendations.

   Duties & Responsibilities:
   - Directs the preparation of all financial statements, including income statements, balance sheets, shareholder reports, tax returns, and governmental agency reports.
   - Compares sales and profit projections to actual figures and budgeted expenses to actual expenses; makes or oversees any necessary adjustments to future projections and budgets.
   - Implement strategies, systems and processes to improve financial performance
   - Works with the Board, CEO and other executives to coordinate planning and establish priorities for the planning process.
   - Studies long-range economic trends and projects their impact on future growth in sales and market

share.

- Identifies opportunities for expansion into new product areas.
- Identify and address potential financial risks for the company.
- Oversees investment of funds and works with investment bankers on fundraising, capital structure and expansion.
- Oversees treasury and cashflow management.
- Oversees financial records and documentation, financial and reporting systems.
- Serve as a key point of contact for financial department and auditors, monetary authorities and stock exchange committee.

6. **Probation**

a. You will be placed on a 3 months probationary period whereby your suitability for continued employment will be assessed. In the event that you are not being confirmed upon confirmation of the 03 months' probation, the Company will decide either to extend your probation (maximum 03 months) or terminate your service.

7. **Notice of Termination**

a. Either party may terminate the employment at any time by giving 2 months notice in writing to the other party or by paying an equivalent sum to the notice period to the other party after confirmation.

b. This has to be in writing to the other party or by paying an equivalent sum of 2 months' salary during probation and 2 months' salary after confirmation in lieu of notice.

c. Notwithstanding anything contained in this letter of appointment, but subject to Singapore laws, the Company is entitled to terminate your employment with immediate effect and without any payment by way of compensation, damages or otherwise should any of the following occur:

i. You commit a willful or material breach of or willfully neglect to perform your duties;

ii. You commit any act or engage in any conduct which would bring yourself or the Company into disrepute;

iii. You deliberately go slow in your work, disobey superior's instruction, instigates others to go on strike, do violence, destruction and/or sabotage, or yourself are involved in any of these activities;

iv. You are found taking bribes or tips;

v. You are arrest for smuggling of contraband item or any illegal item on company premises/ vehicle or boats;

vi. You become bankrupt or have a receiving order made against you or make any arrangement or composition with your creditors generally;

vii. You become medically, physically or mentally unfit, or your health is impaired, such that you are unable to perform your duties satisfactorily; and

viii. You are convicted of any criminal offence other than an offence which the Company in its sole discretion regards are not affecting your employment with the Company.

8. **Working Hours**

a. The Company's normal working hours is from 0900 hours to 1800 hours on Mondays to Fridays, inclusive of meal break of 1 hour. The management reserves the right to amend, modify or make any changes to the timings, hours of work or days of work, meal breaks from time to time based on business needs or per the provisions in the Employment Act.

9. Annual Leave

a. You are entitled to 14 days of paid annual leave per calendar year. Pro-rated paid leave is computed in proportion to the number of completed months of service in the year.

b. You are eligible to apply for annual leave upon completion of 3 months continuous service. Approval from your supervisor is required before annual leave may be taken. Annual leave may only be taken at such reasonable time or times as may be approved by the Company.

10. Medical Leave

a. Your medical leave entitlement is 14 working days per calendar year and hospitalization leave is 60 days per calendar year, less any medical leave taken, provided this leave is by a government doctor (including doctors from approved public medical institutions) or by a duly registered medical practitioner.

b. The number of days of paid medical leave a new employee is entitled to depend on the service period as stipulated in the Employment Act.

c. If you fall sick on your annual leave, your absence from work would still be treated as annual leave and not sick leave.

d. During annual leave you shall not be entitled to paid medical leave.

e. If you are absent from work due to sickness or injury, you must notify the Company immediately and, on your return (or earlier if so required by us), produce a medical certificate confirming the dates and details of your sickness or injury.

f. You shall be eligible for reimbursement for medical consultation and treatment at all polyclinics and government hospitals in Singapore upon completion of 3 months continuous service, capped at S$250 per year.

11. Variable Bonus

a. The Company may (but shall not be obliged to) pay you an **annual variable bonus** at the end of each financial year of the Company based on your performance and that of the Company during the financial year.

b. The variable bonus will be pro-rated if your length of service is less than 1 year as at 31 December. To be eligible for the payouts, you must be in our employment at the time of the payout.

12. Exclusive Service, Code of Ethics and Confidentially

a. You shall not, without the prior written permission of the Company, be engaged in any outside business or be employed in any capacity outside the Company.

b. You shall not disclose, divulge or discuss at any time during the period of employment or thereafter, any secrets, transactions or information in our business which may come within your knowledge or possession in the course of your employment without the written consent of the Company, unless such information has been made generally available to the public.

c. You must comply with the Company's instructions, rules and regulations which are in force or may be made.

d. The Employee agrees to keep all of the Employer's business secrets confidential at all times during and after the term of the Employee's employment. The Employer's business secrets include any information regarding the Employer's customers, supplies, finances, research, development, source codes, or any other technical or business information.

e. The Employee agrees not to make any unauthorized copies of any of the Employer's business secrets or information without the Employer's consent, nor to remove any of the Employer's business secrets or information from the Employer's facilities.

f. Information means any and all information which is now or at any time after the date of this Agreement in the possession of the Discloser, including, but not limited to discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, tracings, diagrams, models, samples, products, flow charts, data, computer programs, drives, disks,

diskettes, tapes, patents, patent applications, copyrighted materials, marketing plans, customer names and other technical, financial or commercial information and intellectual properties, whether in writing, oral or other tangible or intangible forms and is disclosed to the Disclosee pursuant to this Agreement, including without limitation any information or analysis derived from that Information;

g. The parties acknowledge and agree that: (a) Damages would not be an adequate remedy for any breach of the provisions of this Agreement; (b) the Discloser shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Agreement; and (c) no proof of special damages shall be necessary for the enforcement of this Agreement.

13. Discipline

a. You are expected to observe the Company's rules and regulations which are in force or may be made, altered or supplemented at a future time. We reserve the absolute right to alter the Company's rules and regulations at any time.

14. Variation

a. In addition to the terms contained in this offer of appointment, you shall immediately, upon entering the service of the Company, be subject to such other existing general terms and conditions of service as may be laid down by the Company and any variations made to such terms to govern all members of its staff and any rules or regulations that may be introduced by the Company from time to time.

b. You shall enjoy all other benefits applicable, subject to terms and conditions based on the needs of the company.

The Company reserves the right to amend, alter, modify or vary your terms of employment as may have been set out in this letter of appointment at any time and at its discretion to take into consideration changing business conditions or for any other reason upon prior written notice given to you.

If you agree with the terms and conditions set out in this letter of appointment, please signify your acceptance of this offer by signing.

Yours faithfully,

Png Bee Hin

Director

I, ______________________________, NRIC/ Passport No.____________have read and understood the above terms and conditions of service as offered by the Company. I hereby agree to accept and abide by the stipulated terms in this letter of appointment.

____________________ ____________________

Signature Date